EXHIBIT 10.4

WARRANT RECIPIENT LIST
Name	$4 Warrants	$12 Warrants	Total

Officer/Directors:
William Koppelmann, President, Chairman	25,000	75,000	100,000
Bobby Story, Chief Financial Officer, Director	15,000	75,000	90,000
Samuel Konig, Vice-President, Director	-	25,000	25,000
Brian Krogol, Vice-President	5,000	50,000	55,000

Directors:
Carl C. Hoechner,Director	-	25,000	25,000
Mark Kutner, MD, Director	15,000	50,000	65,000
James Wall, Director	-	25,000	25,000
Chris Perrucci, Esq., Director	-	25,000	25,000
John Leavitt, PhD, Director	-	25,000	25,000
Scott Howell, MD, Director	-	25,000	25,000

Total Officers and Directors	60,000	400,000	460,000

Service Providers
LFH Trust	100,000		100,000
Bayshore Corporate Finance	240,000		240,000

Grand Total	400,000	400,000	800,000